EXHIBIT 4














                               GENERAL MILLS, INC.


                          2003 STOCK COMPENSATION PLAN



































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                               GENERAL MILLS, INC.

                          2003 STOCK COMPENSATION PLAN


1.       PURPOSE OF THE PLAN

         The purpose of the General Mills, Inc. 2003 Stock Compensation Plan (the "Plan") is to attract and retain able individuals by rewarding employees of General Mills, Inc., its subsidiaries and affiliates (defined as entities in which General Mills, Inc. has a significant equity or other interest) (collectively, the "Company") and to align the interests of employees with those of the stockholders of the Company.


2.       EFFECTIVE DATE AND DURATION OF PLAN

         This Plan shall become effective as of October 1, 2003, subject to the approval of the stockholders of the Company at the Annual Meeting on September 22, 2003. Awards may be made under the Plan until December 31, 2005.


3.       ELIGIBLE PERSONS

         Only persons who are employees of the Company shall be eligible to receive grants of Stock Options, Restricted Stock or Restricted Stock Units (each defined below) and become "Participants" under the Plan. The Compensation Committee of the Company's Board of Directors (the "Committee") shall exercise the discretionary power to determine from time to time the employees of the Company who are eligible to participate in this Plan.


4.       AWARD TYPES

         (a) Stock Option Awards. Under this Plan, the Committee may award Participants options ("Stock Options") to purchase common stock of the Company ($.10 par value) ("Common Stock"). The grant of a Stock Option entitles the Participant to purchase shares of Common Stock at an "Exercise Price" established by the Committee.

         (b) Stock Option Exercise Price. The Exercise Price for each share of Common Stock issuable under a Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant, and may exceed the Fair Market Value on the grant date, at the Committee's discretion. "Fair Market Value" shall equal the average of the high and low price of the Common Stock on the New York Stock Exchange on the date of grant.

         (c) Restricted Stock Awards. The Committee may also grant Participants shares of Common Stock or the right to receive shares of Common Stock subject to certain restrictions ("Restricted Stock" or "Restricted Stock Units") (Stock Options, Restricted Stock and Restricted Stock Units are sometimes referred to as "Awards").


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5.       COMMON STOCK SUBJECT TO THE PLAN

         (a) Maximum Shares Available for Delivery. Subject to Section 5(c), the maximum number of shares of Common Stock available for issuance to Participants under the Plan shall be 15,000,000.

                  In addition, any Common Stock covered by a Stock Option granted under the Plan, which is forfeited, cancelled or expires in whole or in part shall be deemed not to be delivered for purposes of determining the maximum number of shares of Common Stock available for grants under the Plan.

                  If any Stock Option is exercised by tendering Common Stock, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of the Stock Option under the Plan, or if the tax withholding requirements are satisfied through such tender, only the number of shares of Common Stock issued net of the Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares available for grants under the Plan. Upon forfeiture or termination of Restricted Stock or Restricted Stock Units prior to vesting, the shares of Common Stock subject thereto shall again be available for Awards under the Plan.

         (b) Individual Share Limits. The number of shares of Common Stock subject to Stock Options or available for Restricted Stock or Restricted Stock Unit Awards granted under the Plan to any single Participant over the duration of the Plan shall not exceed 10 percent of the total number of shares available under the Plan.

         (c) Adjustments for Corporate Transactions. The Committee may determine that a corporate transaction has occurred affecting the Common Stock such that an adjustment or adjustments to outstanding Awards is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant. For this purpose a corporate transaction includes, but is not limited to, any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be awarded under the Plan;
                  (ii) the number and kind of shares subject to outstanding Awards; and (iii) the exercise price of outstanding Stock Options.

         (d) Limits on Distribution. Distribution of shares of Common Stock or other amounts under the Plan shall be subject to the following:

                  (i) The total number of shares of Common Stock that shall be available for Restricted Stock and Restricted Stock Unit Awards under the


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                           Plan shall be limited to 25% of the total shares
                           authorized for Awards hereunder.

                  (ii) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

                  (iii) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock or Restricted Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

         (e) Stock Deposit Requirements and other Restrictions. The Committee, in its discretion, may require as a condition to the grant of Awards, the deposit of Common Stock owned by the Participant receiving such grant, and the forfeiture of such grants, if such deposit is not made or maintained during the required holding period. Such shares of deposited Common Stock may not be otherwise sold or disposed of during the applicable holding period or restricted period. The Committee may also determine whether any shares issued upon exercise of a Stock Option shall be restricted in any manner.


6.       STOCK OPTION TERM AND TYPE

         (a) General. Stock Options granted under the Plan shall be Non-Qualified Stock Options governed by Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"). The term of any Stock Option granted under the Plan shall be determined by the Committee, provided that the term of a Stock Option shall not exceed 10 years and one month.

         (b) No Reload Rights. Stock Options granted under this Plan shall not contain any provision entitling the optionee to the automatic grant of additional options in connection with any exercise of the original option.

         (c) No Repricing. Subject to Section 5(c), outstanding Stock Options granted under this Plan shall under no circumstances be repriced.


7.       GRANT, EXERCISE AND VESTING OF STOCK OPTIONS

         (a) Grant. Subject to the limits otherwise imposed by the terms of this Plan, the Committee has discretionary authority to determine the size of a Stock Option grant, which may be tied to meeting performance-based requirements.

         (b) Exercise. Except as provided in Sections 11 and 12 (Change of Control and Termination of Employment), each Stock Option may be exercised only in accordance with the terms and conditions of the Stock Option grant and during the periods as may be established by the Committee. A


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                  Participant exercising a Stock Option shall give notice to the
                  Company of such exercise and of the number of shares elected to be purchased prior to 4:30 P.M. CST/CDT on the day of exercise, which must be a business day at the executive offices of the Company.

         (c) Vesting. Stock Options shall not be exercisable unless vested. Subject to Sections 11 and 12 Stock Options shall be fully vested only after four years of the Participant's continued employment with the Company following the date of the Stock Option grant.

         (d) Payment. The Exercise Price shall be paid to the Company at the time of such exercise, subject to any applicable rule or regulation adopted by the Committee:

                  (i) in cash (including check, draft, money order or wire transfer made payable to the order of the Company);

                  (ii) through the tender of shares of Common Stock owned by the Participant (by either actual delivery or attestation); or

                  (iii)    by a combination of (i) and (ii) above.

                  For determining the amount of the payment, Common Stock delivered pursuant to (ii) or (iii) shall have a value equal to the Fair Market Value of the Common Stock on the date of exercise.

         (e) Deferrals. The Committee may permit or require Participants to defer receipt of any Common Stock issuable upon exercise of a Stock Option, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Stock equivalents.


8.       RESTRICTED STOCK AND RESTRICTED STOCK UNITS

         Restricted Stock and Restricted Stock Units may be awarded on either a discretionary or performance-based method.

         (a) Discretionary Awards. With respect to discretionary Awards of Restricted Stock and Restricted Stock Units, the Committee shall:

                  (i)      Select Participants to whom Awards will be made;

                  (ii) Determine the number of shares of Restricted Stock or the number of Restricted Stock Units to be awarded to a Participant;

                  (iii) Determine the length of the restricted period, which shall be no less than four years;

                  (iv) Determine the purchase price, if any, to be paid by the Participant for Restricted Stock or Restricted Stock Units; and

                  (v) Determine any restrictions other than those set forth in this Section 8.


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         (b)      Performance-Based Awards. With respect to Awards of
                  performance-based Restricted Stock and Restricted Stock Units, the intent is to grant such Awards so as to satisfy the requirements for "qualified performance-based compensation" under Internal Revenue Code section 162(m). Performance-based Awards are subject to the following:

                  (i) The Committee has exclusive authority to determine which Participants may be awarded performance-based Restricted Stock and Restricted Stock Units.

                  (ii) In order for any Participant to be awarded Restricted Stock or Restricted Stock Units for a Performance Period (defined below), the net earnings from continuing operations excluding items identified and disclosed by the Company as non-recurring or special costs and after taxes ("Net Earnings") of the Company for such Performance Period must be greater than zero.

                  (iii) At the end of the Performance Period, if the Committee determines that the requirement of Section 8(b)(ii) has been met, each Participant eligible for a performance-based Award shall be deemed to have earned an Award equal in value to the Maximum Amount, or such lesser amount as the Committee shall determine in its discretion to be appropriate. The Committee may base this determination of grant size on performance-based criteria. For purposes of computing the value of Awards, each Restricted Stock or Restricted Stock Unit shall be deemed to have a value equivalent to the Fair Market Value of one share of Common Stock on the date the Award is granted.

                  (iv) In addition to the limitation on the number of shares of Common Stock available for Awards under section 5(b) hereof, in no event shall the total value of the performance-based Restricted Stock or Restricted Stock Unit Award granted to any Participant for any one Performance Period exceed 0.5 percent of the Company's Net Earnings for that Performance Period (such amount is the "Maximum Amount").

                  (v) The Committee shall determine the length of the restricted period which, subject to Sections 11 and 12, shall be no less than four years.

                  (vi) "Performance Period" means a fiscal year of the Company, or such other period as the Committee may from time to time establish.

         Subject to the restrictions set forth in this Section 8, each Participant who receives Restricted Stock shall have all rights as a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions.


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         Each Participant who receives Restricted Stock Units shall be eligible to receive, at the expiration of the applicable restricted period, one share of Common Stock for each Restricted Stock Unit awarded, and the Company shall issue to each such Participant that number of shares of Common Stock. Participants who receive Restricted Stock Units shall have no rights as stockholders with respect to such Restricted Stock Units until such time as share certificates for Common Stock are issued to the Participants; provided, however, that quarterly during the applicable restricted period for all Restricted Stock Units awarded hereunder, the Company shall pay to each such Participant an amount equal to the sum of all dividends and other distributions paid by the Company during the prior quarter on that equivalent number of shares of Common Stock.

         The Committee may permit Participants to defer receipt of any Common Stock issuable upon the lapse of any restriction of Restricted Stock or Restricted Stock Units, subject to such rules and procedures as it may establish.


9.       TRANSFERABILITY OF AWARDS

         Except as otherwise provided by rules of the Committee, no Stock Options shall be transferable by a Participant otherwise than (i) by the Participant's last will and testament or (ii) by the applicable laws of descent and distribution, and such Stock Options shall be exercised during the Participant's lifetime only by the Participant or his or her guardian or legal representative. Except as otherwise provided in Section 8, no shares of Restricted Stock and no Restricted Stock Units shall be sold, exchanged, transferred, pledged or otherwise disposed of during the restricted period.


10.      TAXES

         Whenever the Company issues Common Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state or local tax withholding requirements prior to the delivery of such Common Stock, or, in the discretion of the Committee, upon the election of the Participant, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.


11.      CHANGE OF CONTROL

         Each outstanding Stock Option shall become immediately and fully exercisable for a period of one (1) year following the date of the following occurrences, each constituting a "Change of Control":

         (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act), (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote


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                  generally in the election of directors (the "Outstanding
                  Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Voting Securities reaches or exceeds 20% as a result of a transaction described in clause
                  (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Voting Securities; or

         (b) Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least of a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (c) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the


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                  Business Combination and (iii) at least a majority of the
                  members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

         (d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

         After such one (1) year period the normal Stock Option exercise provisions of the Plan shall govern. Notwithstanding any other provision of the Plan, but subject to Section 6, in the event a Participant's employment with the Company is terminated within two (2) years of any of the events specified in (a), (b), (c) or (d), all outstanding Stock Options of such Participant at that date of termination shall be exercisable for a period of six (6) months beginning on the date of termination.

         With respect to Stock Option grants outstanding as of the date of any such Change of Control which require the deposit of owned Common Stock as a condition to obtaining rights, the deposit requirement shall be terminated as of the date of the Change of Control.

         In the event of a Change of Control, a Participant shall vest in all shares of Restricted Stock and Restricted Stock Units, effective as of the date of such Change of Control.


12.      TERMINATION OF EMPLOYMENT

         (a) Resignation or Termination for Cause. If the Participant's employment by the Company is terminated by either

                  (i)      the voluntary resignation of the Participant, or

                  (ii) a Company discharge due to Participant's illegal activities, poor work performance, misconduct or violation of the Company's Code of Conduct, policies or practices,

                  then Participant's Stock Options shall terminate three months after such termination (but in no event beyond the original full term of the Stock Options) and no Stock Options shall become exercisable after such termination, and all shares of Restricted Stock and Restricted Stock Units which are subject to restriction on the date of termination shall be forfeited.

         (b) Other Termination. If the Participant's employment by the Company terminates for any reason other than specified in Sections 11, 12 (a), (c), (d) or (e), the following rules shall apply:

                  (i) In the event that, at the time of such termination, the sum of the Participant's age and service with the Company equals or exceeds 70, the Participant's outstanding Stock Options shall continue to become exercisable according to the schedule established at the time of grant unless otherwise provided in the applicable Award agreement, and all shares of Restricted


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                           Stock and Restricted Stock Units shall vest. Stock
                           Options shall remain exercisable for the remaining full term of such Stock Options.

                  (ii) In the event that, at the time of such termination, the sum of Participant's age and service with the Company is less than 70, Participant's outstanding unexercisable Stock Options and unvested Restricted Stock and Restricted Stock Units shall become exercisable or vest, as the case may be, as of the date of termination, in a pro-rata amount based on the full months of employment completed during the full vesting period from the date of grant to the date of termination with such newly-vested Stock Options and Stock Options exercisable on the date of termination remaining exercisable for the lesser of one year from the date of termination and the original full term of the Stock Option. All other Stock Options, shares of Restricted Stock and Restricted Stock Units shall be forfeited as of the date of termination. Provided, however, that if the Participant is an executive officer of the Company, the Participant's outstanding Stock Options which, as of the date of termination are not yet exercisable, shall become exercisable effective as of the date of such termination and, with all outstanding Stock Options already exercisable on the date of termination, shall remain exercisable for the lesser of one year following the date of termination and the original full term of the Stock Option, and all shares of Restricted Stock and Restricted Stock Units shall vest as of the date of termination.

         (c) Death. If a Participant dies while employed by the Company, any Stock Option previously granted under this Plan shall fully vest and become exercisable upon death and may be exercised by the person designated in such Participant's last will and testament or, in the absence of such designation, by the Participant's estate.

                  With respect to Stock Options which require the deposit of owned Common Stock as a condition to obtaining exercise rights, in the event a Participant dies while employed by the Company, such Stock Options may be exercised as provided in the first paragraph of this Section 12(c) and any deposit requirement shall be terminated.

                  A Participant who dies while employed by the Company during any applicable restricted period, shall fully vest in such shares of Restricted Stock or Restricted Stock Units, effective as of the date of death.

         (d) Retirement. The Committee shall determine, at the time of grant, the treatment of the Stock Options, Restricted Stock and Restricted Stock Units upon the retirement of the Participant. Unless other terms are specified in the original Grant, if the termination of employment is due to a Participant's retirement on or after age 55, the Participant may exercise a Stock Option, subject to the original terms and conditions of the Stock Option and shall fully vest in all shares of Restricted Stock or Restricted Stock Units effective as of the date of retirement (unless any such Award specifically provides otherwise).


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         (e)      Spin-offs. If the termination of employment is due to the
                  cessation, transfer, or spin-off of a complete line of business of the Company, the Committee, in its sole discretion, shall determine the treatment of all outstanding Awards under the Plan.


13.      ADMINISTRATION OF THE PLAN

         (a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 13.

         (b) Selection of Committee. The Committee shall be selected by the Board, and shall consist of two or more members of the Board.

         (c) Powers of Committee. The authority to manage and control the operations and administration of the Plan shall be vested in the Committee, subject to the following:

                  (i) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the eligible Company employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 14) to cancel or suspend Awards. In making such determinations, the Committee may take into account the nature of services rendered by the individual, the individual's present and potential contribution to the Company's success and such other factors as the Committee deems relevant.

                  (ii) The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

                  (iii) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

                  (iv) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

         (d) Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.


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14.      AMENDMENTS OF THE PLAN

         The Committee may from time to time prescribe, amend and rescind rules and regulations relating to the Plan. Subject to the approval of the Board of Directors, where required, the Committee may at any time terminate, amend, or suspend the operation of the Plan, provided that no action shall be taken by the Board of Directors or the Committee without the approval of the stockholders which would:

         (a) except as provided in Section 5(c) materially increase the number of shares which may be issued under the 2003 Plan;

         (b)      permit granting of Stock Options at less than Fair Market
                  Value;

         (c) except as provided in Section 5(c), permit the repricing of outstanding Stock Options; or

         (d) amend the maximum shares set forth in Section 5(b) which may be granted to any single Participant.

         No termination, modification, suspension, or amendment of the Plan shall alter or impair the rights of any Participant pursuant to an outstanding Award without the consent of the Participant. There is no obligation for uniformity of treatment of Participants under the Plan.


15.      FOREIGN JURISDICTIONS

         The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to employees of the Company who are subject to such laws and who receive Awards under the Plan.


16.      NON-ALIENATION OF RIGHTS AND BENEFITS.

         Subject to Section 9, no right or benefit under the Plan shall be subject to alienation, sale, assignment, pledge, or encumbrance and any attempt to do so shall be void. No right or benefit under the Plan be subject to the debts, contacts, liabilities or torts of the person entitled to such rights or benefits.


17.      LIMITATION OF LIABILITY OR OBLIGATION OF THE COMPANY.

         Nothing in the Plan shall be construed:

         (a) to give any employee of the Company any right to be granted any Award other than at the sole discretion of the Plan Committee;

         (b) to give any Participant any rights whatsoever with respect to shares of Common Stock except as specifically provided in the Plan;


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         (c)      to limit in any way the right of the Company or any Subsidiary to terminate, change or modify, with or without cause, the employment of any Participant at any time; or

         (d) to be evidence of any agreement or understanding, express or implied, that the company or any Subsidiary will employ any Participant in any particular position at any particular rate of compensation or for any particular period of time.

         Payments and other benefits received by a Participant under an Award shall not be deemed part of a Participant's regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Subsidiary, unless expressly so provided by such other plan, contract or arrangement.


18.      NO LOANS

         The Company shall not lend money to any Participant to finance a transaction under this Plan.


19.      NOTICES

         All notices to the Company regarding the Plan shall be in writing, effective as of actual receipt by the Company, and shall be sent to:

                  General Mills, Inc.
                  Number One General Mills Boulevard
                  Minneapolis, Minnesota  55426
                  Attention:  Corporate Compensation






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